Exhibit 99.1
Commercial Metals Signs Agreement to Acquire Croatian Mill
     Irving — July 23, 2007 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that its Swiss subsidiary, Commercial Metals International AG, has signed a definitive purchase agreement with the Croatian government to acquire Valjaonica Cijevi Sisak (Sisak). Sisak is an electric arc furnace-based steel pipe company with a pipe making capacity of about 305,000 metric tons annually.
     CMC will pay HRK 37 million for the shares (about U.S. $7 million), assume debt of over HRK 200 million (about U.S. $41 million), invest about U.S. $40 million in capital expenditures and increase working capital by approximately U.S. $39 million. CMC also has committed to retaining the employees of Sisak for a period of three years. The purchase agreement is subject to closing conditions which are expected to be met within the next sixty days.
     Hanns Zoellner, Executive Vice President & President of CMC’s Marketing and Distribution segment, stated, “We appreciate the professional manner in which the Croatian government moved this acquisition to conclusion. Sisak will be our base for growth in the robust and key markets of Central and Eastern Europe. We know that this is a turnaround opportunity and are ready to invest to bring this mill to a high level of profitability. Our commitment to our new employees, our expected capital improvements, our environmental investments, and our community involvement will demonstrate to the Sisak area that our interests are long term and mutual to all our important constituencies.”
Forward-Looking Statements
     This news release contains forward-looking statements regarding the closing of this transaction. There is inherent risk and uncertainty in any forward-looking statements. CMC can provide no assurance with respect to the timing of the closing of this transaction which is subject to completion by various parties of contractual commitments.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
www.cmc.com
2007-26